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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. __)*

                             ASPEC TECHNOLOGY INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                   045233103
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                                 (CUSIP Number)

     *The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   Page 1 of 5

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CUSIP NO. 045233103                     13G                          PAGE 2 OF 5
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  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          JAI P. SHIN
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  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [ ]
          (b)  [ ] Not Applicble
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  (3)     SEC USE ONLY

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  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

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                       (5)     SOLE VOTING POWER
  NUMBER OF                    2,012,126 shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
 PERSON WITH           --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                               2,012,126 shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
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  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,012,126 shares
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 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          Not Applicble                                         [ ]
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 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.1%
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 (12)     TYPE OF REPORTING PERSON

          IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 045233103                     13G                          PAGE 3 OF 5
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     ---------------------------------------------------------------------------
     ITEM 1(A).     NAME OF ISSUER
                    Aspec Technology Inc.
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     ITEM 2(A).     NAME OF PERSON(S) FILING
                    Jai P. Shin
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     ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IN NONE, RESIDENCE
                    830 E. Arques, Sunnyvale, CA 94086
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     ITEM 2(C).     CITIZENSHIP
                    United States
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     ITEM 2(D).     TITLE OF CLASS OF SECURITIES
                    Common Stock
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     ITEM 2(E).     CUSIP NUMBER
                    045233103
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     ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULES
     13d-1(b), OR 13d CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

     (b)  [ ]  Bank as defined in section 3(a)(6) of the Act

     (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

     (d) [ ] Investment Company registered under section 8 of the Investment Company Act

     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security
               Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)

     (g)  [ ]  Parent Holding Company, in accordance with Section
               240.13d-1(b)(ii)(G) (Note: See Item7)

     (h)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)
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     ITEM 4.   OWNERSHIP
          (a)  Amount Beneficially Owned:
               2,012,126 shares
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          (b)  Percent of Class:
               7.1%
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          (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote
                    2,012,126
               -----------------------------------------------------------------
               (ii) shared power to vote or to direct the vote
                    0
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CUSIP NO. 045233103                     13G                          PAGE 4 OF 5
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     ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
     [ ] Not applicable
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     ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
               Not applicable
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     ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
               Not applicable
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     ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
               Not applicable
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     ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
               Not applicable
     ------------------------------------------------------------------------

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CUSIP NO. 045233103                     13G                          PAGE 5 OF 5
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     ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              2/11/99
                              ------------------------------------------------
                              Date

                              /s/ Jai P. Shin
                              ------------------------------------------------
                              Signature

                              Jai P. Shin, Executive Vice President and Director
                              -------------------------------------------------
                              Name/Title